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                    [PARSON & BROWN LLP LETTERHEAD]



                                                   June 23, 1997

Falcon Drilling Company, Inc.
1900 West Loop South
Suite 1800
Houston, TX 77027

               Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

               We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Falcon Drilling Company, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about June 23, 1997, in connection with the registration under the Securities Act of 1933, as amended, of 600,000 shares of your Common Stock (the "Shares"), which are reserved for issuance pursuant to the 1997 Stock Option Plan (the "Plan"). As your legal counsel in connection with this transaction, we have examined the proceedings taken or proposed to be taken by you in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

               It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken by the Company prior to the issuance and sale of the Shares pursuant to the Plan, the Shares, when issued and sold in the manner referred to in the Plan, will be legally and validly issued, fully paid and nonassessable.




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Falcon Drilling Company, Inc.           -2-                        June 23, 1997


               We consent to the reference to this firm in Item 5 of the Registration Statement and the use of this opinion as an exhibit to the Registration Statement and any subsequent amendment thereto.

                                                   Very truly yours,

                                                   /s/ Parson & Brown LLP


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